EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into effective as of May 5, 2011 by and between Lori Cohen (“Employee”) and Conversion Services International, Inc. (the “Company”).

WHEREAS, the Company is engaged in the business of data warehousing and business intelligence consulting; and

WHEREAS, the Company and Employee are willing to commence an employment relationship, on the terms, conditions and covenants set forth in this Agreement;

NOW, THEREFORE, in consideration of Employee’s commencement of employment with the Company, the mutual covenants contained herein and other good and valuable consideration, the receipt of which the Company and Employee hereby acknowledge, Employee and the Company agree, as follows:

1.           Position.  Employee agrees to employment with the Company, and the Company hereby employs Employee, in the position of Chief Executive Officer of the Company.  The Employee shall report directly to the Board of Directors of the Company.  Employee further agrees to perform the job duties and to carry out the responsibilities of that position, and such other duties and responsibilities traditionally associated with such position, as determined by the Board of Directors of the Company from time to time.

2.           Employee’s Effort.  Employee shall perform his duties in the capacity as an employee and in such capacity shall spend his full working time and best efforts, skill and attention to his position and to the business and interests of the Company.  Employee shall perform his duties principally at the offices of the Company in East Hanover, New Jersey.

3.           Compensation.

(a)   Base Salary  The Company shall pay Employee base salary (the “Base Salary”) for services rendered in the amount of Two Hundred and Seventy Five Thousand Dollars ($275,000) per annum payable on a semi-monthly basis. The Base Salary may be increased but not decreased by the Board of Directors of the Company, in its sole discretion.

(b)   Bonus  The Company shall pay Employee an incentive-based bonus (the “Bonus”) which shall be equal to seven and half percent (7.5%) of the Company’s annual net income as indicated in the Company’s audited Consolidated Income Statements as of the end of each fiscal year end.  The Employee shall receive half of the Bonus in cash and the other half in such number of shares of the Company’s restricted common stock having the aggregate value equal to half of the Bonus (“Compensation Stock”). The number of shares of Compensation Stock shall be the determined using the Fair Market Value of the common stock of the Company, as defined in Section 3(e) hereunder. The cash bonus and Compensation Stock shall be paid or issued annually in arrears. The Compensation Stock will not be registered under the Securities Act of 1933 (as amended, the “Act”) and will be subject to standard transfer restrictions under the Act.  The Employee agrees the Compensation Stock will bear applicable legends to prohibit any such transfer unless the Compensation Stock is registered under the Act or the Company receives an opinion of counsel that such Compensation Stock may be transferable pursuant to an exemption from registration under the Act.

(c)    Employee will be entitled to participate in any bonus plan, incentive compensation program or incentive stock option plan or other employee benefits of the Company and which are available to the five highest paid executives of the Company, on the same terms and at the same level of participation as the five highest paid executives of the Company.

(d)    “Fair Market Value” means the value of a share of common stock of the Company, calculated as follows: (i) if the common stock is not quoted on an Over-the Counter Market or national exchange, the Fair Market Value shall be the latest private transaction in which the Company sold common stock to an informed and willing buyer, if any such transaction exists, or (ii) if the common stock is listed quoted on an Over-the Counter Market or national exchange Fair Market Value of the common stock shall be the closing price of the Company’s common stock, regular way, of the common stock on the applicable Over-the Counter Market or national exchange on which the common stock is quoted.

4.   Benefits.

(a)           Employee will be entitled to at least nine (9) paid holidays and two (2) personal days each calendar year.  The Company will notify Employee on or about the beginning of each calendar year with respect to the holiday schedule for the coming year.  Personal holidays, if any, will be scheduled in advance subject to requirements of the Company.  Such holidays must be taken during the calendar year and cannot be carried forward into the next year.

(b)           Employee shall be entitled to twenty-five (25) paid vacation days each year, and if unused due to the requirements of the Company’s business may be carried forward into subsequent years.

(c)           Employee shall be entitled to sick leave and emergency leave according to the regular policies and procedures of the Company.  Additional sick leave or emergency leave over and above paid leave provided by the Company, if any, shall be unpaid and shall be granted at the discretion of the Board of Directors or any committee thereof.

(d)           The Company agrees to include Employee in the group medical and hospital plan of the Company and provide group life insurance for Employee at no charge to Employee in the amount of the Base Salary during the term of this Agreement.  Employee shall be responsible for payment of any federal or state income tax imposed upon these benefits.

(e)           Employee shall be entitled to participate in any pension or profit sharing plan, incentive stock option plan or any other type of plan adopted by the Company for the benefit of its officers and/or regular employees.

(f)           The Company will reimburse automobile payments up to One thousand two hundred dollars ($1,200.00) per month for one automobile that is used for Company business. In addition, all actual expenses for insurance, gas, oil, tolls, parking, car maintenance and any lease mileage overage will be reimbursed with proper documentation presented to the CFO. The employee shall be responsible for payment of any federal or state income tax imposed upon these benefits, if any.

(g)           Employee shall be entitled to reimbursement for all reasonable expenses, including travel and entertainment, incurred by Employee in the performance of Employee’s duties. Employee will maintain records and written receipt as required by the Company policy and reasonably requested by the Board of Directors of the Company to substantiate such expenses.

5.           Term; Termination.  This Agreement and the status and obligations of Employee thereunder as an employee of the Company (except as provided for below) shall cease and terminate effective upon the close of business on December 31, 2012 (the “Expiration Date”) unless earlier terminated pursuant to this Section 5 or further extended by the parties hereto in writing in a separate instrument; provided, however, that upon such date said termination shall not affect any rights that may have been specifically granted to Employee by the Board of Directors of the Company or a designated committee thereof pursuant to any of the Company’s retirement plans, supplementary retirement plans, profit sharing and savings plans, healthcare, 401(k) or any other employee benefit plans sponsored by the Company, it being understood that no such rights are granted hereunder.  In addition, notwithstanding the expiry or termination of this Agreement pursuant to this Section 5 or otherwise, Employee’s rights and obligations under Sections 7 through 12 inclusive of this Agreement shall survive such termination or expiration of this Agreement in accordance with the terms of such Sections.

(a)           Death or Disability.  This Agreement shall automatically terminate upon the death or disability of Employee and all his rights hereunder, including the rights to receive compensation and benefits, except as otherwise required by law.

(b)           Termination with Notice by Either Party.  The Company or Employee may terminate this Agreement for any reason or no reason upon thirty (30) days prior written notice to the other.  In case of termination by the Company, with the exception of Good Cause (as herein defined), the Company shall pay Employee severance compensation, calculated at the rate of Base Salary in effect as of the date immediately preceding the date of termination and the cost of premiums for any Company sponsored insurance policy (or the cash equivalent) for six (6) months.

(c)           Termination for Good Cause.  “Good Cause” means any one or more of the following as determined by the vote of the Company’s Board of Directors:

(1)   a continuing material breach or continuing material default by Employee of the material terms of this Agreement (except any such breach or default which is caused by the physical disability or death of Employee) which remains uncured after twenty (20) days following Employee’s receipt from the Company of written notice specifying such breach or default;

(2)   gross negligence or willful misfeasance by Employee or the breach of fiduciary duty by Employee (if affirmatively determined by the Board of Directors of the Company) in the performance of his duties as an employee hereunder;

(3)   the commission by Employee of an act of fraud, embezzlement or any other crime in connection with Employee’s duties; or

(4)   conviction of Employee of a felony or any other crime that would materially interfere with the performance of Employee’s duties hereunder.

In the event of a termination for Good Cause, the Company will pay Employee the Base Salary earned and expenses reimbursable under this Agreement incurred through the date of Employee’s termination.  If this Agreement is terminated for Good Cause while the Employee is receiving such group medical and hospital plan coverage, Employee will continue to be covered under all applicable plans until either the expiration of the maximum COBRA coverage period or when Employee becomes employed again, whichever occus earlier.

6.           Change in Control and Other Grounds Entitling Employee to Terminate.  “Change in Control” shall mean (a) any sale, lease, exchange or other transfer (in one transaction or a series of transactions) of all or substantially all of the assets of the Company; (b) individuals who, as of the date hereof, consitute the entire Board of Directors of the Company (the “Incumbant Directors”) cease for any reason to constitute at least a majority of the Board of Directors of such company, provided that any individual becoming a director subsequent to the date hereof whose election was approved by a vote of at least a majority of the then  Incumbant Directors shall be, for the purposes of this provision, considered as though such individual were an incumbant director; (c) any consolidation or merger or other business combination of the Company with any other entity where the stockholders of the Company immediately prior to the consolidation or merger or other business combination would not, immediately after the consolidation or merger or other business combination, beneficially own, directly or indirectly, shares representing fifty percent (50%) of the combined voting power of  all of the outstanding securities of the entity issuing cash or securities in the consolidation or merger or other business combination (or its ultimate parent corporation, if any); (d) a third person, including a person defined in Section (13)(d)(3) of the Securites Exchange Act of 1934, as amended (the “Exchange Act”), becomes the benefical owner (as defined in Section (13)(d)(3) of the Exchange Act) directly or indirectly of securites of the Company representing fifty percent (50%) or more of the total number of votes that may be cast for the election of the directors of the Company; or (e) the Board of Directors of the Company by vote of a majority of all the directors, adopts a resolution to the effect that a “Change in Control” has occurred for purposes of this Agreement.

(a)           A Change in Control in the Company resulting in a material adverse change in duties, responsibilities or role, or reporting relationships of Employee will be treated as a termination by the Company without Good Cause.  If such termination without Good Cause occurs following a Change in Control, Employee will be entitled to elect to terminate his employment hereunder and to receive his severance compensation and other rights and benefits pursuant to Section 5 as if he were terminated by the Company without Good Cause and expenses reimbursable under this Agreement incurred through the date of Employee’s termination, paid in semi-monthly installments based upon the Company’s normal payroll cycle for employees over the subsequent six (6) months.

(b)           Further, any of the following shall constitute a termination by the Company without Good Cause entitling Employee to elect to terminate his employment hereunder and to receive his severance compensation and other rights and benefits pursuant to Section 5 as if he were terminated by the Company without Good Cause: (i) the relocation of Employee by the Company more than 50 miles from East Hanover, New Jersey; (ii) there shall be a continuing material breach or continuing material default by the Company of the material terms of this Agreement which remains uncured after twenty (20) days following the Company’s receipt from Employee of written notice specifying such breach or default; or (iii) if Employee shall no longer hold the position of Chief Executive Officer of the Company unless there is Good Cause for the removal of Employee from such position.

7.           Confidentiality.  Employee shall keep confidential, except as the Company may otherwise consent in writing, and not disclose or make any use of except for the benefit of the Company, at any time either during the term of this Agreement or therafter, any trade secrets, knowledge, data or other information of the Company relating to the products, processes, know how, technical data, designs, formulas, test data, customer lists, business plans, marketing plans and strategies, and product pricing strategies or other subject matter pertaining to any business of the Company or any of its clients, customers, consultants, licensees or affiliates which Employee may produce, obtain or otherwise learn of during the course of Employee’s performance of services (collectively “Confidential Information”).  Employee shall not deliver, reproduce, or in any way allow any such Confidential Information to be delivered to or used by any third parties without the specific direction or consent of a duly authorized representative of the Company, except in connection with the dischage of his duties thereunder.  The terms of this paragraph shall survive termination of this Agreement.  Notwithstanding anything to the contrary herein, Employee shall not have any obligation to keep confidential any information (and the term “Confidential Information” shall not be deemed to include any information) that (a) is generally available to the public through no fault or wrongful act of Employee in breach of the terms hereof, (b) is disseminated by the Company or any of its affiliates publicly without requiring confidentiality, (c) is required by law or regulation to be disclosed by Employee, (d) is required to be disclosed by Employee to any government agency or person to whom disclosure is required by judicial or administrative process, (e) was in his possession or known to him prior to the commencement of his employment by the Company, or (f) is of a general nature pertaining to the computer services industry.

8.           Return of Confidential Material.  Upon the completion or other termination of Employee’s services for the Company, Employee shall promptly surrender and deliver to the Company all records, materials, equipment, drawings, documents, notes and books and data of any nature pertaining to any invention, trade secret or Confidential Information of the Company or to Employee’s services, and Employee will not take with him any description containing or pertaining to any Confidential Information, knowledge or data of the Company which Employee may produce or obtain during the course of his services.  The terms of this paragraph shall survive termination of this Agreement.

9.           Non-Solicitation of Customers.  During employee’s employment and for a period of one (1) year following the date of any voluntary or involuntary termination of Employee’s employment for any reason by either Employee or Employer, Employee agrees not to , directly or indirectly, contact, solicit, divert, appropriate or call upon with the intent of doing business with the customers or clients of Employer with whom Employee has  had material contact during the final year of Employee’s employment with Employer if the purpose of such activity is either (1) solicit these customers or clients or (2) to otherwise encourage any such customer or client to discontinue , reduce, or adversely alter the amount of its business with Employer.

A) Non-Piracy of Employees and Independent Contractors. During Employee’s employment and for a period of one (1) year following the date of any voluntary or involuntary termination of Employee’s employment for any reason by either Employee or Employer, Employee covenants and agrees that Employee  shall not, directly or indirectly, solicit, recruit, or hire or oth erwise assist anyone in soliciting, recruiting, or hiring, any employee or independent contractor of Employer who performed work for Employer within the final year of Employee’s employment with Employer.

10.           Other Obligations.

(a)           Employee acknowledges that the Company from time to time may have agreements with other persons which impose obligations or restrictions on the Company made during the course of work thereunder or regarding the confidential nature of such work.  Employee will be bound by all such obligations and restrictions and will take all action necessary to discharge the obligations of the Company thereunder.

(b)           All of Employee’s obligations under this Agreement shall be subject to any applicable agreements with, and policies issued by the Company to which Employee is subject, that are generally applicable to the five highest paid executives of the Company.

11.           Trade Secrets of Others.  Employee represents that his performance of all the terms of this Agreement as employee to the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by Employee in confidence or in trust, and Employee will not disclose to the Company, or allow the Company to use, any confidential or proprietary information or material belonging to any other person or entity.  Employee will not enter into any agreement, either written or oral, which is in conflict with this Agreement.

12.           Injunctive Relief.  Employee acknowledges that any breach or attempted breach by Employee of paragraphs 7 through 12 of this Agreement shall cause the Company irreparable harm for which any adequate monetary remedy does not exist.  Accordingly, in the event of any such breach or threatened breach, the Company shall be entitled to obtain injunctive relief, without the necessity of posting a bond or other surety, restraining such breach or threatened breach.

13.           Modification.  This Agreement may not be changed, modified, released, discharged, abandoned, or otherwise amended, in whole or in part, except by an instrument in writing, signed by Employee and by the Company.  Any subsequent change or changes in Employee’s relationship with the Company or Employee’s compensation shall not affect the validity or scope of this Agreement.

14.           Entire Agreement.  Employee acknowledges receipt of this Agreement, and agrees that with respect to the subject matter thereof, it is Employee’s entire agreement with the Company, superseding any previous oral or written communications, representations, understandings with the Company or any office or representative thereof.  Each party to the Agreement acknowledges that, in executing this Agreement, such party has had the opportunity to seek the advice of independent legal counsel, and has read and understood all of the terms and provisions of the Agreement.

15.           Severability.  In the event that any paragraph or provision of this Agreement shall be held to be illegal or unenforceable, the entire Agreement shall not fall on account thereof, but shall otherwise remain in full force and effect, and such paragraph or provision shall be enforced to the maximum extent permissible.

16.           Successors and Assigns.  This Agreement shall be binding upon Employee’s heirs, executors, administrators or other legal representatives and is for the benefit of the Company, its successors and assigns.

17.           Governing Law.  This Agreement shall be governed by the laws of the State of Delaware except for any conflicts of law rules thereof that might direct the application of the substantive law of another state.

18.           Counterparts.  This Agreement may be signed in counterparts and by facsimile transmission, each of which shall be deemed an original and both of which shall together constitute one agreement.

19.           No Waiver.  No waiver by either party hereto of any breach of this Agreement by the other party hereto shall constitute a waiver of any subsequent breach.

20.   Notice.  Any notice hereby required or permitted to be given shall be sufficiently given if in writing and upon mailing by registered or certified mail, postage prepaid, to either party at the address of such party or such other address as shall have been designated by written notice by such party to the other party.

21.   Section 409A.  Anything in this Agreement to the contrary notwithstanding, if on the date of termination of Employee’s employment with the Company,

(a)   Employee would not have a separation from service within the meaning of Section 409A(a)(2)(A)(i) (“Separation From Service”) of the Internal Revenue Code of 1986, as amended (the “Code”), and as a result of such termination of employment would receive any payment that, absent the application of this Section 4(i)(i)(A), would be subject to additional tax imposed pursuant to Section 409A(a) of the Code, then such payment shall instead be payable on the date that is the earliest of (1) Employee’s Separation From Service, (2) the date the Employee becomes disabled (within the meaning of Section 409A(a)(2)(C) of the Code), (3) the Employee’s death, or (4) such other date as will not result in such payment being subject to such additional tax; and if

(b)   Employee is a specified employee within the meaning of Section 409A(a)(2)(B)(i) of the Code and would receive any payment sooner than six months after Employee’s Separation From Service that, absent the application of this Section 4(i)(i)(B), would be subject to additional tax imposed pursuant to Section 409A(a) of the Code as a result of such status as a specified employee, then such payment shall instead be payable on the date that is the earliest of (1) six months after Employee’s Separation From Service, (2) the Employee’s death, or (3) such other date as will not result in such payment being subject to such additional tax.

(c)   It is the intention of the parties that payments or benefits payable under this Agreement not be subject to the additional tax imposed pursuant to Section 409A of the Code.  To the extent such potential payments or benefits could become subject to such Section, the parties shall cooperate to amend this Agreement with the goal of giving Employee the economic benefits described herein in a manner that does not result in such tax being imposed.

 [Signature Page Follows]

The undersigned have executed this Agreement as of the date first set forth above.

CONVERSION SERVICES INTERNATIONAL, INC.

By:	/s/ Thomas Pear
Name: Thomas Pear
Title: Chairman of the Compensation Committee of the Board of Directors

/s/ Lori Cohen
Lori Cohen